Exhibit 10.12

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

AGREEMENT dated as of July 19, 2013, between ACUSHNET COMPANY, a Delaware corporation (the “Company”), and Walter R. Uihlein (the “Executive”),

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company and has throughout his period of employment rendered valuable service to the Company;

WHEREAS, the Company recognizes that the possibility of a change in control may exist and that, in the event action is taken to bring about a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of senior members of the Company’s management to their assigned duties without distraction in the face of the potentially disruptive circumstances arising from the possibility of a change in control; and

WHEREAS, the Executive desires to continue in full-time employment with the Company, but desires to be provided with the assurance of receiving certain severance benefits in the event the Company were to take certain actions resulting in the termination of his employment following a change in control; and

WHEREAS, the Company and the Executive entered into that certain Change in Control Agreement, dated as of October 1, 2007 and amended effective as of January 1, 2009, which sets forth terms and conditions of such severance benefits (the “Original COC Agreement”); and

WHEREAS, the Company and the Executive desire to further amend and also restate the Original COC Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter contained, the parties agree as follows:

1.                                      Termination Following Change in Control.

(a)                                 Entitlement to Benefits. If and only if a Change in Control (as defined in this Section 1) of the Company, Fortune Brands, Inc. (“Fortune”), or subsequent to July 29, 2011, Alexandria Holdings Corp. (“Alexandria”)(Fortune or Alexandria, hereafter the “Parent”) occurs and if subsequent to such Change in Control and during the term of this Agreement the Executive’s employment with the Company is terminated by the Company other than for Disability or Cause or by the Executive for Good Reason (as defined in this Section 1), the Executive shall be entitled to benefits as provided in Section 2. The Executive shall not be entitled to any benefits under this Agreement in the event his employment with the Company is terminated as a result of his death, by the Company for Disability or Cause or by the Executive other than for Good Reason.

(b)                                 Change in Control. For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement) other than the Parent is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on the date of this Agreement) of 20% or more of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, and the Parent ceases to own at least 60% directly or indirectly of the Voting Securities, excluding, however (A) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Parent or an entity (including the Company) controlled by the Parent, or (B) any acquisition by an entity controlled by the Parent; (ii) the Company shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, the Parent shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (iii) the approval of a complete liquidation or dissolution of the Company by its stockholder(s). A “Change in Control” of the Parent shall be deemed to have occurred if (i) any person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of £1934, as amended (the “‘Exchange Act”) as in effect on the date of this Agreement) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, as in effect on the date of this Agreement) of 20% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company, excluding, however, the following: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Parent or entity controlled by the Company, or (D) any acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of clause (iii) below, (ii) more than 50% of the members of the Board of Directors of the Parent shall not be Continuing Directors (which term, as used herein, means the directors of the Parent (A) who were members of the Board of Directors of the Parent on the date hereof or (B) who subsequently became directors of the Parent and who were elected or designated to be candidates for election as nominees of the Board of Directors, or whose election or nomination for election by the Company’s stockholders was otherwise approved, by a vote of a majority of the Continuing Directors then on the Board of Directors but shall not include, in any event, any individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14(a)-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors), (iii) the Parent shall be merged or consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Parent shall be sold or otherwise acquired by, another corporation or entity unless, as a result thereof, (A) the stockholders of the Parent immediately prior thereto shall beneficially own, directly or indirectly, at least 60% of the combined Voting Securities of the surviving, resulting or transferee corporation or entity (including, without limitation, a corporation that as a result of such transaction owns the Parent or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (“Newco”) immediately thereafter in substantially the same proportions as their ownership immediately prior to such corporate transaction, (B) no person beneficially owns (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, and the rules and regulations promulgated thereunder (as in effect on the date hereof), directly or indirectly, 20% or more of the combined Voting Securities of Newco immediately after such corporate transaction except to the extent that such ownership of the Parent existed prior to such corporate transaction and (C) more than 50% of the members of the Board of Directors of Newco shall be Continuing Directors or (iv) the stockholders of the Parent approve a complete liquidation or dissolution of the Parent.

(c)                                  Disability. Termination of employment by the Company for Disability hereunder shall be deemed to have occurred only if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company on a full-time basis for 180 consecutive days and, within 30 days after Notice of Termination (as defined in Section 1(d)) is given to the Executive by the Company, the Executive shall not have returned to the full-time performance of his duties.

(d)                                 Cause. Termination of employment by the Company shall be deemed to be for Cause only if (i) termination shall have been the result of (A) an act or acts of dishonesty on the Executive’s part that results in Executive being indicted for a felony, or (B) the Executive’s willful and continued failure substantially to perform his duties and responsibilities as an officer of the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which such Board believes that the Executive has not substantially performed his duties and the Executive is given a reasonable time after such demand substantially to perform his duties, and (ii) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the members of the Board of Directors of the Company at a meeting called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before such Board), finding that in the good faith opinion of the Board of Directors of the Company that the Executive was guilty of conduct set forth above in clause (i)(A) or (i)(B) of this Section i(d) and specifying the particulars thereof in detail. The Executive’s employment shall in no event be considered to have been terminated by the Company for Cause if the act or failure to act upon which such termination is based (x) was done or omitted to be done (1) as a result of bad judgment or negligence on his part, or (2) as a result of his good faith belief that such act or failure to act was in or was not opposed to the interests of the Company, or (y) is an act or failure to act in respect of which the Executive meets the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the By-laws of the Company or the laws of the state of its incorporation or the directors’ and officers’ liability insurance of the Company, in each case as in effect at the time of such act or failure to act.

(e)                                  Notice of Termination. Any termination by the Company for Disability or Cause shall be communicated by Notice of Termination to the Executive and any termination by the Executive for Good Reason shall be communicated by Notice of Termination to the

Company. For purposes of this Agreement, a “Notice of Termination” shall mean a notice in writing which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(f)                                   Termination Date. As used herein, “Termination Date” shall mean (i) if employment is terminated by the Company for Disability, 30 days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period), (ii) if employment is terminated by the Company for Cause, the date on which a Notice of Termination is given, (iii) if employment is terminated for Good Reason, the date specified in the Notice of Termination, and (iv) if employment is terminated for any other reason, the date on which the Executive ceases to perform his duties for the Company; provided, however, that, if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined to be the Termination Date, either by written agreement of the parties or by a final judgment, order or decree of court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected); provided further, however, that if the dispute is resolved in favor of the Company, the Termination Date shall be the date determined under clauses (i) through (iv) of this Section 1(f).

(g)                                  Good Reason. Termination of employment by the Executive for Good Reason shall be deemed to have occurred only if the Executive terminates his employment and provides a Notice of Termination to the Company prior to such date for any of the following reasons:

(i)                                     without Executive’s express written consent, the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company at the time of a Change in Control, or a change in Executive’s reporting responsibilities, titles or offices as in effect at the time of a Change in Control, or any removal of him from, or any failure to re-elect Executive to, any of such positions, except in connection with the termination of his employment as a result of Executive’s death or by the Company for Disability or Cause or by Executive other than for Good Reason;

(ii)                                  a reduction by the Company in Executive’s then current base salary;

(iii)                               the failure of the Company substantially to maintain and to continue Executive’s participation in the Company’s benefit plans as in effect at the time of a Change in Control and with all subsequent improvements (other than those plans or improvements that have expired in accordance with their original terms), or the taking of any action which would materially reduce Executive’s benefits under any of such plans or deprive him of any material fringe benefit enjoyed by Executive at the time of a Change in Control. Such benefit plans shall include, but not be limited to, the provisions for incentive compensation under the Annual Executive Incentive Compensation Plan of the Company, the Acushnet Company Pension Plan (the “Retirement Plan”), the

Acushnet Company Supplemental Plan (the “Supplemental Plan”), the Acushnet Retirement Savings Plan (including tax deferred and related Company matching contributions), the Long-Term Incentive Plan and the Equity Appreciation Rights Plan (“EAR Plan”);

(iv)                              the target bonus awarded to Executive under the Annual Executive Incentive Compensation Plan of the Company subsequent to a Change in Control is less than such amount last awarded to Executive prior to a Change in Control;

(v)                                 the sum of the Executive’s base salary and amount paid to him as incentive compensation under the Annual Executive Incentive Compensation Plan of the Company for the calendar year in which the Change in Control occurs or any subsequent year is less than the sum of the Executive’s base salary and the amount awarded (whether or not fully paid) to him as incentive compensation under the Annual Executive Incentive Compensation Plan of the Company for the for the calendar year prior to the Change in Control or any subsequent calendar year in which the sum of such amounts was greater;

(vi)                              the relocation of the offices at which Executive is employed to a location more than 35 miles from his location at the time of a Change in Control or the Company requiring Executive to be based anywhere other than at such offices, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations at the time of a Change in Control;

(vii)                           the failure of the Company to provide Executive with a number of paid vacation days at least equal to the number of paid vacation days to which Executive is entitled at the time of Change in Control;

(viii)                        any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of subsection (e) of this Section 1 (and, if applicable, subsection (d) of this Section 1), and for purposes of this Agreement, no such purported termination shall be effective; or

(ix)                              Executive’s good faith determination that due to a Change in Control he is not able effectively to discharge his duties.

2.                                      Compensation Upon Termination.

(a)                                 If the Executive’s employment is terminated by the Company for Disability or Cause or by the Executive for other than Good Reason, the Company shall have no obligation to pay any compensation to the Executive under this Agreement in respect of periods beginning on and after the Termination Date, but this Agreement shall have no effect on any other obligation the Company may have to pay the Executive compensation to which he may otherwise be entitled.

(b)                                 If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, and if Executive has delivered and has not revoked an executed release of claims in the form attached hereto as Exhibit A (as such release is updated from time to time to reflect legal requirements), then in addition to the Company paying the Executive his base salary and accrued but unpaid vacation pay through the Termination Date:

(i)                                     the Company shall pay to the Executive as severance pay in a lump sum on the eighth day following the Executive’s Termination Date, subject to the provisions of paragraphs 2(g) and (j), an amount equal to the product of 2.99 times the sum of:

(A)                               his annual base salary at the rate in effect on the date of Change in Control, plus

(B)                               his target annual bonus under the Annual Executive Incentive Compensation Plan in effect in the calendar year in which the Termination Date occurs, plus

(C)                               the amount that would have been required to be allocated to the Executive’s account (assuming that he elected the maximum employee contribution) for the year immediately preceding the year in which the Termination Date occurs under the Acushnet Retirement Savings Plan, including the Company 401(k) matching contribution ; and

(ii)                                  the Company shall pay the cost of legal fees and expense incurred by Executive in order to obtain or enforce any right or benefit provided by this Agreement, which payment shall be made directly to the provider of services, provided that such expenses shall be paid within the time period required by Section 409A.

(c)                                  If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, the Company shall maintain in full force and effect, for the Executive’s continued benefit for a three (3) year period after the Termination Date, all employee life, health, accident, disability, and medical plan coverage in which he was participating immediately prior to the Termination Date, provided that his continued participation is possible under the terms and provisions of such plans. With respect to health coverage (medical, dental and vision), Executive shall be required to pay the applicable active employee rate of coverage for similar coverage, and such coverage shall run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). After the period of COBRA coverage, Executive may be taxed on the value of the Company-provided coverage. No other welfare or fringe benefits shall be provided except as specifically provided in this Section.

(d)                                 If the Company terminates the Executive’s employment other than for Disability or Cause, or if the Executive terminates his employment for Good Reason, then in addition to the retirement benefits to which the Executive is entitled under the Retirement Plan, the pension provisions of the Supplemental Plan and any other defined benefit pension plan maintained by the Company or any affiliate, and any other program, practice or arrangement of the Company or any affiliate to provide the Executive with a defined pension benefit after termination of employment, and any successor plans thereto (all such plans being collectively referred to herein as the “Pension Plans”), the Company shall pay the Executive, at the same time that pension benefits are paid under the Supplemental Plan, an amount equal to the excess of (i) over (ii) below where:

(i)            equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive would have been entitled under the terms of each of the Pension Plans in which he was an active participant as of the Termination Date determined as if he were fully vested thereunder and had accumulated three (3) additional years of age and Service thereunder (subsequent to his Termination Date) at his rate of Earnings in effect on the date of a Change in Control plus any increases subsequent thereto, and where

(ii)           equals the sum of the aggregate monthly amounts of pension payments (determined as a straight life annuity) to which the Executive is entitled under the terms of each of the Pension Plans in which he was an active participant at the date of the Change in Control.

For purposes of clause (i), the amounts payable pursuant to Sections 2(b)(i)(A) and (B) shall be considered as part of the Executive’s Earnings and such amounts shall be deemed to represent three (3) years of Earnings for purposes of determining his highest consecutive five year average rate of Earnings. The supplemental pension benefits determined under this Section 2(d) shall be payable by the Company to the Executive and his contingent annuitant, if any, or to the Executive’s surviving spouse as a spouse’s benefit if the Executive dies prior to commencement of benefits under this Agreement, in the same manner and for as long as his pension benefits under the Supplemental Plan and shall be adjusted actuarially to reflect payment in a form other than a straight life annuity. Benefits which commence prior to the age at which benefits may be paid without actuarial reduction for early payment under the Retirement Plan shall be actuarially reduced to reflect early commencement to the extent, if any, provided in the Retirement Plan as if the Executive’s Termination Date were an Early Retirement Date. In the event that an employee grantor trust (“Grantor Trust”) has been established among the Company, the Executive and a Trustee, the Company shall provide the additional pension benefits payable under this Section 2(d) in the same manner as Supplemental Plan benefits are provided after termination of employment to executives with Grantor Trusts and shall be calculated using the same assumptions as used to provide Supplemental Plan benefits. All capitalized terms used in this Section 2(d) have the same meaning as in the Retirement Plan as in effect on the date of this Agreement, unless otherwise defined herein or otherwise required by the context.

(e)           If the Company terminates the Executive’s employment other than for Disability or Cause, or the Executive terminates his employment for Good Reason, the Executive shall be entitled to the following as incentive compensation through the Termination Date:

(i)            the unpaid portion of the amount awarded to him as incentive compensation under the Annual Executive Incentive Compensation Plan for the calendar year immediately preceding the year in which the Termination Date occurs, payable at the time annual incentive awards are normally paid; and

(ii)           incentive compensation under the Annual Executive Incentive Compensation Plan for the calendar year in which the Termination Date occurs, payable at the time annual incentive awards are normally paid, in an amount equal the Executive’s target percentage prorated for the portion of the year through the Termination Date.

(f)            If the Company terminates Executive’s employment other than for Disability or Cause or if the Executive terminates his employment for Good Reason subsequent to a Change in Control and a dispute exists concerning the termination as set forth in subsection (f) of Section 1, the Company shall continue to pay Executive’s full base salary through the date the dispute is resolved.

(g)           If the Executive is a “specified employee” of the Company (as defined in the Supplemental Plan), amounts that would otherwise have been paid to or on behalf of the Executive under the foregoing provisions of this Section 2 and Section 10 (but excluding amounts described in paragraph 2(b)(ii) and paragraph 2(c) above) during the six (6)-month period immediately following the Termination Date shall be paid on the first regular payroll date immediately following the six (6)-month anniversary of the Termination Date.

(h)           The Executive shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Termination Date or by any other compensation.

(i)            Subject to Section 2(j), this Agreement and the obligations of the Company under it shall not be in derogation of any other obligations of the Company not set forth herein to pay any compensation or to pay or provide any benefit to the Executive.

(j)            No benefits shall be provided to the Executive under the Company’s severance pay program covering salaried or executive employees generally. Moreover, benefits determined under Section 2(b)(1) shall be offset by benefits payable to the Executive pursuant to the Amended and Restated Severance Agreement between the Executive and the Company dated as of July [    ], 2013 and as subsequently amended (the “Severance Agreement”). When computing this offset, the multiplier determined pursuant to Section 2(b) of this Agreement shall be reduced by the corresponding multiplier applied under the Severance Agreement (but not below zero), with the “net” multiplier used to determine the lump sum severance pay benefit to be provided pursuant to Section 2(b) of this Agreement. This Agreement supersedes any prior change in control agreement with the Executive.

3.             Successors; Binding Agreement.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, and any parent company thereof, by agreement or agreements in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement, and in the case of any such parent company expressly to guarantee and agree to cause the performance of this Agreement, in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place. As used in this

Agreement, “Company” shall mean the Company as defined in the first sentence of this Agreement and any successor to all or substantially all its business or assets or which otherwise becomes bound by all the terms and provisions of this Agreement, whether by the terms hereof, by operation of law or otherwise.

(b)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives and successors in interest under this Agreement.

4.             Term. This Agreement may be terminated by the Company as of a date set forth in a notice to Executive given at any time at least six months prior to the execution of a definitive agreement which would lead to a Change in Control, provided that if a Change in Control occurs within such six month period subsequent to the delivery of the notice of termination of this Agreement by the Company, then this Agreement shall continue in effect in accordance with its terms notwithstanding such notice. The provisions of this Agreement shall be effective, as to a specific Change in Control, until the third anniversary of that Change in Control unless a Notice of Termination shall have been given prior thereto and provided further that, notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement shall also continue in effect notwithstanding such notice if the notice is given at the instance or suggestion of a third party following commencement of discussions with the Company that ultimately result in a Change in Control.

5.             Notice. Any notice, demand or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Acushnet

Company

333 Bridge Street
Fairhaven, MA 02719
Attention: Secretary

If to the Executive:

At the address most recently on file with the Company

or to such other address as either party may designate by notice to the other and shall be deemed to have been given as of the date so personally delivered or mailed.

6.             Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement cannot be modified or any term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the modification or waiver is sought. No waiver by either party at any time of any breach of this Agreement by the other party, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

7.             Separability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.             Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

9.             Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

10.          Excise Taxes. In the event that Executive becomes entitled to payments under Section 2 of this Agreement, or as a result of acceleration of awards under the Company’s Long-Term Incentive Plan or any successor plan, or awards under the EAR Plan, or any other payments or benefits received or treated as having been received by Executive in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of its assets within the meaning of Section 280G(b)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) (whether pursuant to the terms of this Agreement, the Severance Agreement, or any other plan, arrangement or agreement with the Company, any person whose actions result in such a change or any person affiliated with the Company or such person) (“the Agreement Payments”), if any of the Agreement Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive after deduction of any Excise Tax on the Agreement Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10, shall be equal to the Agreement Payments. If Executive’s employment has terminated, such Gross-Up Payment shall be made on the eighth day following Executive’s termination; provided that any portion of the Gross-Up Payment that relates to Agreement Payments made pursuant to Section 2 of this Agreement or severance pay benefits under the Severance Agreement may not be made earlier than the date specified in Section 2(g), if applicable; and further provided that Executive has delivered (and has not revoked) an executed release of claims in the form attached to this Agreement as Exhibit A (as such release is updated from time to time to reflect legal requirements). If Executive’s employment has not terminated, the Gross-up Payment shall be made on the fifth day following Executive’s receipt of the Agreement Payment. For purposes of determining whether payments or benefits of the types referred to above are Agreement Payments and whether any of the Agreement Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any such payments or benefits received or to be received by Executive shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the

Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by one of the “Big 4” independent registered public accounting firms and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Agreement Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Agreement Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(I) of the Code (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by one of the “Big 4” independent registered public accounting firms in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. Notwithstanding the foregoing provisions of this Section 10, if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the value of the Agreement Payments does not exceed 330% of the base amount (as defined in Section 280G(d)(3) of the Code), then, subject to the following sentence, no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement shall be reduced so that the value of the Agreement Payments, in the aggregate, equals one dollar less than 300% of the base amount. The reduction described in the preceding sentence shall apply only if the value of the reduction is equal to or less than 30% of the Executive’s base salary as of the Change in Control; otherwise there shall be no reduction and the Executive will be entitled to the Gross-Up Payment. To the extent applicable, the reduction in Agreement Payments contemplated by this Section shall be implemented by reducing the Agreement Payments in the following order: (I) the additional pension benefit payable pursuant to Section 2(d), (II) Gross-Up Payments determined under this Section 10, (III) cash severance benefits payable pursuant to Section 2(b), and (IV) cash severance benefits payable pursuant to the Severance Agreement. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment required in respect of Agreement Payments other than under Section 2 of this Agreement and severance pay provided under the Severance Agreement shall be payable whether or not Executive’s employment terminates. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Executive’s termination of employment, the Executive shall repay to the Company at the time that, the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by him if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax and any interest or penalties in respect thereof is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

11.          Section 409A. Notwithstanding anything in the foregoing to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Executive under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder. In addition, to the extent necessary to comply with Code Section 409A, references to termination of employment (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Code Section 409A(a) (2) (A) (i) and final Treasury Regulations and other Internal Revenue Service guidance thereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duty authorized officer and attested to and the Executive has set his hand as of the date first above written.

Acushnet Company

		By:	/s/ Joseph Nauman
		Name:	Joseph Nauman
		Its:	EVP & Secretary

ATTEST:

/s/ Dennis D. Doherty
Print Name:	Dennis D. Doherty

/s/ Walter Uihlein
Walter R. Uihlein

AMENDMENT TO THE AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

This Amendment to the Amended and Restated Change in Control Agreement (the “Amendment”), dated as of April 29, 2016 (the “Execution Date”), is entered into by and among Walter R. Uihlein (“Executive”) and Acushnet Company, a Delaware corporation (the “Company”).  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement (defined below).

WHEREAS, Executive and the Company entered into an Amended and Restated Change in Control Agreement, dated as of July 19, 2013 (the “Agreement”);

WHEREAS, Executive and the Company wish to amend the Agreement, effective as of the Execution Date, with all other terms not specifically mentioned below remaining unchanged in such Agreement;

WHEREAS, the Agreement may be amended by a written agreement executed by the parties thereto;

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, Executive and the Company agree as follows:

1.     The first sentence of Section 1(a) of the Agreement shall be deleted and replaced in its entirety with the following:

If and only if a Change in Control occurs and if subsequent to such Change in Control and during the term of this Agreement (and in accordance with Section 4), the Executive’s employment with the Company is terminated by the Company other than for Disability or Cause or by the Executive for Good Reason (as defined in Section 1(g)), the Executive shall be entitled to benefits as provided in Section 2.

2.     Section 1(b) of the Agreement shall be deleted and replaced in its entirety with the following:

(b)   Change in Control.  For purposes of this Agreement, a “Change in Control” shall have the meaning ascribed to such term in the Acushnet Holding Corp. 2015 Omnibus Incentive Plan.

3.     A new penultimate sentence shall be added to Section 2(c) to read as follows:

Notwithstanding the foregoing, the Company shall not be required to provide the benefits provided in this Section 2(c), may require Executive to pay an amount greater than active employee rates, or may impute tax to the Executive on the value of Company-provided coverage, if the Company reasonably determines that the Company or the applicable benefit plan could be subjected to any excise tax or penalty for failure to comply with any law applicable to group health plans.

4.     Section 2(g) of the Agreement shall be deleted and replaced in its entirety with the following:

Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section

409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the payments to which Executive would otherwise be entitled during the first six months following Executive’s termination of employment shall be deferred and accumulated (without any reduction in such payments or benefits ultimately paid or provided to Executive) for a period of six months from the date of termination of employment and paid in a lump sum on the first day of the seventh month following such termination of employment (or, if earlier, the date of Executive’s death).

5.     The second sentence of Section 2(j) shall be deleted and replaced in its entirety with the following:

Moreover, benefits determined under this Agreement shall be offset by benefits payable to the Executive pursuant to the Amended and Restated Severance Agreement between the Executive and the Company, dated as of July 19, 2013 (as amended from time to time, the “Severance Agreement”).

6.     Section 11 of the Agreement shall be deleted and replaced in its entirety with the following:

If any payments of money or other benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Executive under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder.  The Company intends that this Agreement shall comply with Section 409A and shall be interpreted, operated and administered accordingly, it being understood and acknowledged by Executive that taxes, interest or penalties pursuant to Section 409A are liabilities of Executive and not of the Company.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A of the Code upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and the payment thereof prior to a “separation from service” would violate Section 409A of the Code.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.  With respect to any payment constituting nonqualified deferred compensation subject to Section 409A of the Code: (A) all expenses or other reimbursements provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

7.     Except as provided herein, all other terms and conditions in the Agreement remain in full force and effect.

8.     This Amendment may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement effective as of the date first above written.

ACUSHNET COMPANY

/s/ Joseph J. Nauman
By: Joseph J. Nauman
Title: Executive Vice President Corporate and Legal

WALTER R. UIHLEIN

/s/ Walter R. Uihlein

[Signature Page to Amendment to Uihlein Amended and Restated Change in Control Agreement]